Exhibit 99.1

Microvision Reports Third Quarter 2008 Results

REDMOND, Wash.--(BUSINESS WIRE)--November 6, 2008--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the third quarter of 2008.

Operating Results

“The third quarter marked strong progress on our PicoP™ commercialization roadmap in three key areas: product development, supply chain maturation, and strengthening the balance sheet,” stated Alexander Tokman, President and CEO. “We commenced shipments of our enhanced PicoP accessory projector prototypes to several partners for evaluation. The early feedback is positive and our partners continue to view the small size, low power consumption, brightness, color saturation, and infinite focus as compelling advantages of Microvision’s PicoP solution for mobile projection applications.

“During the quarter, we formally announced a strategic supply relationship with Asia Optical Co. and that we raised over $24 million of operating cash during challenging market conditions. The steady execution of our operating plan demonstrated by these and other milestones gives us confidence that we remain on track to achieve our previously stated expectation to commercially introduce initial quantities of an accessory projector based on the PicoP display engine in the first half of 2009 and move to higher volumes in the second half of 2009.”

During the third quarter Microvision commenced shipments of enhanced PicoP accessory projector prototypes for customer evaluation to several partners. These units incorporate important advancements including next generation green lasers, a smaller PicoP display engine which projects a brighter image, and several image quality enhancements. Evaluation of the enhanced units is in the early stages and is expected to continue over the next several months. Microvision plans to use feedback from the evaluations to finalize the accessory pico projector design expected later this year.

The company continued development of ASIC electronics for the accessory projector, which are expected to be completed and fully integrated into the final product configuration prototypes in late fourth quarter of this year. Completion and integration of the ASICs will result in a product configuration that is roughly 25% smaller than the current prototypes and reduced power that will allow the product to operate continuously for approximately 2 hours without the need for recharging.

The company externally validated key shock-resistance reliability requirements for its wide angle (WVGA) MEMS scanning mirror, a key component inside the company’s ultra-miniature PicoP display engine. Testing showed Microvision’s MEMS scanning mirror twice exceeds the shock performance requirements desired by OEM partners and could survive a four foot drop on concrete when embedded in a typical hand held device. Testing was conducted by Fraunhofer Institute for Photonic Microsystems, a recognized leader in research in electronic, mechanical, and optical components and for their integration expertise into miniature intelligent devices and systems.

Microvision also announced a strategic supply agreement with Asia Optical Co., Inc., a leading manufacturer of electro-optical components with annual sales exceeding $1.1 billion USD, to manufacture PicoP display engines and accessory projector products. Asia Optical has extensive experience designing and manufacturing many high precision optical components including full vertical integration of digital cameras for Fuji, Olympus, Kodak, Nikon, Ricoh and GE.

“According to Yankee Group, there will be over 780 million smart phone users by 2012 and the global mobile TV market will top $17 billion in less than five years. We believe our technology offers a compelling combination of miniature size and low power consumption that our OEMs require to embed the pico projector engines into their product offerings such as cell phones, while meeting the image quality and reliability requirements consumers’ desire from mobile projection displays. We believe Microvision can fundamentally change the way people view and share information with each other and we are excited about the opportunity in front of us,” concluded Tokman.

Financial Results

For the nine months ended September 30, 2008, the company reported revenue of $5.1 million compared to $7.5 million for the same period in 2007 and for the three months ended September 30, 2008, the company reported revenue of $894,000 compared to $2.6 million for the same period in 2007. As of September 30, 2008, the backlog totaled $647,000 compared to $5.7 million at September 30, 2007. The decrease in backlog from 2007 is primarily attributed to completion of government and commercial development contracts in 2007 and early 2008.

The company reported an operating loss for the nine months ended September 30, 2008 of $25.3 million compared to $18.8 million for the same period in 2007 and $9.0 million for the quarter ended September 30, 2008 compared to $6.5 million for the same period in 2007. The increase is primarily attributable to lower revenue for the quarter and increased development costs associated with the planned introduction of PicoP enabled products. The increased development costs include increased headcount in strategic sourcing, supplier quality and business development as well as increased material costs consistent with product commercialization.

The company reported a net loss of $22.7 million for the nine months ended September 30, 2008 compared to $13.8 million for the same period in 2007 and $8.4 million for the quarter ended September 30, 2008 compared to $4.7 million for the same period in 2007. The net loss for the nine months and quarter ended September 30, 2007 included a gain on the company’s sale of its investment in Lumera Corporation of $6.4 million and $434,000, respectively. Excluding this gain, the adjusted net loss for the nine months and quarter ended September 30, 2007 was $20.2 million and $5.2 million, respectively.

The net loss per share was $0.38 for the nine months ended September 30, 2008 compared to $0.29 for the same period in 2007 and $0.13 for the quarter ended September 30, 2008 compared to $0.08 for the same period in 2007. Excluding the gain on the sale of Lumera of $0.13 and $0.01, respectively, for the nine and three months ended September 30, 2007, the adjusted net loss per share was $0.42 and $0.09, respectively.

Net cash used in operating activities was $22.3 million for the nine months ended September 30, 2008 compared to $16.6 million for the same period in 2007. The company ended the quarter with $37.2 million in cash, cash equivalents, and investment securities.

Conference Call

Microvision will host a conference call to discuss its third quarter 2008 results and current business operations at 4:30 p.m. ET on November 6, 2008. Participants may join the conference call by dialing 866-831-6267 (for U.S. participants) or 617-213-8857 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 79732707. Additionally, the call will be broadcast over the Internet and can be accessed from the Company’s web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision www.microvision.com

Microvision provides the PicoP display technology platform designed to enable next generation display and imaging products for Pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to timing of manufactured units, future products, product attributes and product applications, as well as statements containing words like "expects," "believe," "plans'' and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: availability and quantities of key components, our ability to raise additional capital when needed; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$30,991	$13,399
Investment securities, available-for-sale	6,222	22,411
Accounts receivable, net of allowances	169	1,885
Costs and estimated earnings in excess of billings on uncompleted contracts	9	443
Inventory	1,806	761
Other current assets	996	1,180
Total current assets	40,193	40,079

Property and equipment, net	3,581	4,047
Restricted investments	1,475	1,125
Other assets	48	47
Total assets	$45,297	$45,298

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,409	$2,146
Accrued liabilities	3,442	4,154
Billings in excess of costs and estimated earnings on uncompleted contracts	71	970
Liability associated with common stock warrants	524	2,657
Current portion of capital lease obligations	41	44
Current portion of long-term debt	69	65
Total current liabilities	6,556	10,036

Capital lease obligations, net of current portion	54	88
Long-term debt, net of current portion	340	393
Deferred rent, net of current portion	1,487	1,720
Total liabilities	8,437	12,237

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	68	57
Additional paid-in capital	318,983	292,374
Accumulated other comprehensive income (loss)	(23)	51
Accumulated deficit	(282,168)	(259,421)
Total shareholders' equity	36,860	33,061
Total liabilities and shareholders' equity	$45,297	$45,298

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Contract revenue	$480	$2,301	$3,767	$6,422
Product revenue	414	298	1,319	1,074
Total revenue	894	2,599	5,086	7,496

Cost of contract revenue	253	1,349	1,389	3,576
Cost of product revenue	356	404	1,224	1,134
Total cost of revenue	609	1,753	2,613	4,710

Gross margin	285	846	2,473	2,786

Research and development expense	5,804	3,694	16,111	10,247
Sales, marketing, general and administrative expense	3,456	3,691	11,694	11,328
Total operating expenses	9,260	7,385	27,805	21,575

Loss from operations	(8,975)	(6,539)	(25,332)	(18,789)

Interest income	271	526	962	860
Interest expense	(11)	(14)	(36)	(499)
Loss due to impairment of long-term investment	(300)	-	(300)	-
Gain (loss) on derivative instruments, net	585	883	2,004	(1,709)
Other expense	(13)	(8)	(45)	(25)

Net loss before Lumera transactions	(8,443)	(5,152)	(22,747)	(20,162)

Gain on sale of investment in Lumera	-	434	-	6,397
Net loss	$(8,443)	$(4,718)	$(22,747)	$(13,765)

Net loss per share - basic and diluted	$(0.13)	$(0.08)	$(0.38)	$(0.29)

Weighted-average shares outstanding - basic and diluted	64,879	56,236	59,483	47,683

CONTACT:
Microvision, Inc.
Matt Nichols (media) 425-882-6657
Tiffany Bradford (investors) 425-936-6847
Michael Porter (investors) 212-564-4700